UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2014

CVB FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

California	0-10140	95-3629339
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

701 North Haven Avenue, Ontario, California	91764
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (909) 980-4030

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 4, 2014, CVB Financial Corp. (the “Company”) and its wholly-owned subsidiary, Citizens Business Bank (the “Bank”) entered into a new employment agreement (the “Employment Agreement”) with Christopher D. Myers, to continue his service as the President and Chief Executive Officer of the Company and the Bank. The Employment Agreement provides for a five-year employment term commencing on February 4, 2014. This new employment agreement supersedes Mr. Myers’ previous employment agreement with the Company and the Bank, which otherwise would have expired on September 15, 2014.

The Employment Agreement provides that during the employment term Mr. Myers shall be entitled to, among other things, (a) a base salary of no less than $800,000 per year, retroactive to January 1, 2014; (b) an annual bonus consistent with the Bank’s applicable executive incentive compensation program, ranging from 0% to 150% of the amount of Mr. Myers’ base salary, based upon Mr. Myers’ performance and accomplishment of business and financial goals during the completed fiscal year and the overall financial performance of the Bank; (c) the grant of stock options to purchase 150,000 shares of the Company’s common stock under the CVB Financial Corp. 2008 Equity Incentive Plan (the “Plan”), vesting in equal installments over a five-year period; and (d) the grant of a restricted stock award of 300,000 shares of the Company’s common stock under the Plan, vesting in equal installments over a five-year period. In addition, Mr. Myers is entitled to other benefits consistent with his previous employment agreement.

If Mr. Myers’ employment is terminated for cause or as a result of his death, Mr. Myers will be paid his base salary earned through the date of termination, as well as pay for any vacation accrued but not used as of that date. If Mr. Myers’ employment is terminated without cause (other than in connection with a change in control), then Mr. Myers will be entitled to (i) his base salary earned through the termination date plus any accrued but unused vacation pay; and (ii) a lump sum payment equal to two times his then-current annual base salary. The lump sum payment will be paid in equal installments on the Bank’s normal payroll dates over a 12-month period.

If Mr. Myers’ employment is terminated during the year following a change in control (as defined in the Employment Agreement) or within 120 days prior to a change in control, or Mr. Myers resigns his employment for good reason (as defined in the Employment Agreement) within one year following a change in control, Mr. Myers would be entitled to receive an amount equal to two times Mr. Myers’ annual base salary for the last calendar year immediately preceding the change in control, plus two times the average annual bonus received for the last two calendar years ended immediately preceding the change in control. In addition, upon any change in control, any unvested stock options or restricted stock shares previously granted to Mr. Myers would fully and immediately vest.

If Mr. Myers’ employment is terminated in connection with a disability, Mr. Myers would be entitled to an amount equal to the difference between any insurance proceeds he is entitled to receive under the Bank’s insurance plans and his base salary for 12 months.

The Employment Agreement also provides that, during the term of his employment with the Company and the Bank and for one year thereafter, Mr. Myers will not solicit any employees of the Company or the Bank to work for another employer or solicit the business of any current or prospective customers of the Company or the Bank.

The description set forth above is qualified in its entirety by the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

On February 4, 2014, in order to accommodate the stock option and restricted stock grants made to Mr. Myers under the Employment Agreement, the Board amended Section 7.5 of the Plan to increase the number of equity incentive awards Mr. Myers could receive in any one fiscal year. A copy of the amendment to the Plan is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement, dated February 4, 2014, by and between CVB Financial Corp., Citizens Business Bank and Mr. Christopher D. Myers.

10.2	Amendment No. 3 to 2008 Equity Incentive Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: February 5, 2014	CVB FINANCIAL CORP. (Registrant)

	By:	/s/ Richard C. Thomas
	Name:	Richard C. Thomas
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated February 4, 2014, by and between CVB Financial Corp., Citizens Business Bank and Mr. Christopher D. Myers.

10.2	Amendment No. 3 to 2008 Equity Incentive Plan.